Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three Months Ended March 31, 2006

Company posts 6.4% increase in same-store revenue and 7.3% increase in same-store net operating income. Achieves $0.20 FFO per share versus $0.15 FFO per share in the first quarter of 2005.

SALT LAKE CITY, Utah, May 4, 2006 – Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three months ended March 31, 2006. “The first quarter was another positive step for Extra Space Storage. Our results show the solid performance of our property portfolio and the continued positive environment for self storage in the majority of our markets,” said Kenneth M. Woolley, CEO and Chairman of Extra Space Storage Inc.

The results for the three months ended March 31, 2006, include the operations of 553 properties, 198 of which were consolidated and 355 of which were held in joint ventures accounted for using the equity method, compared to the results for the three months ended March 31, 2005, which included the operations of 148 properties, 130 of which were consolidated and 18 of which were in joint ventures accounted for using the equity method. Results for both periods include equity in earnings of real estate joint ventures, third-party management fees and acquisition and development fees.

Supplemental unaudited financial information regarding the Company’s operating results can be found in the “Investor Info” section of the Company’s website at www.extraspace.com under “Financial Reports.”

First Quarter 2006 Highlights:

•                  Posted quarter-over-quarter increases of 6.4% and 7.3% in revenue and net operating income (“NOI”) on 103 same-store properties

•                  Achieved funds from operations (“FFO”) of $0.20 per diluted share, an increase of $0.05 compared to first quarter of 2005.

•                  Completed the acquisition of seven self-storage properties for approximately $40 million

•                  Declared and paid a regular quarterly dividend of $0.2275 per share

Operating Results for the Three Months Ended March 31, 2006:

Total revenues for the three months ended March 31, 2006, were $45.4 million compared to $22.9 million for the three months ended March 31, 2005. Net income for the three months ended March 31, 2006 was $738 thousand compared to a net loss of $640 thousand for the three months ended March 31, 2005. Contributing to the increase in revenues and net income were the following:

•                  the acquisition of 70 wholly-owned properties, including 61 Storage USA properties, during 2005;

•                  the acquisition of seven properties during the three months ended March 31, 2006;

•                  the increase in management fees from properties under management;

•                  the increase in equity in earnings from joint-venture properties;  and

•                  continued revenue gains from the Company’s wholly-owned lease-up and stabilized properties.

Same-Store Portfolio: The Company’s same-store stabilized portfolio consists of 103 properties wholly-owned and operated by the Company at the beginning and at the end of the applicable periods presented and that had achieved stabilization as of the first day of such period. These results provide information relating to property-level operating changes at these properties without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole (dollars are in thousands, except for property data):

	Three Months Ended March 31,		Percent
	2006	2005	Change
Same-store rental revenues	$20,137	$18,919	6.4%
Same-store operating expenses	7,253	6,909	5.0%
Same-store net operating income	12,884	12,010	7.3%

Non same-store rental revenues	19,038	3,303	476.4%
Non same-store operating expenses	7,489	1,969	280.4%

Total rental revenues	39,175	22,222	76.3%
Total operating expenses	14,742	8,878	66.1%

Properties included in same-store	103	103

The increase in revenue at the Company’s same-store stabilized portfolio was primarily due to increased rental rates and the Company’s ability to maintain occupancy. The increase in expenses was primarily due to increases in property taxes and utilities.

Mr. Woolley commented, “Our properties, on a year-on-year comparison, performed well. Although we continue to expect more from ourselves as we seek to take advantage of the benefits of our increased scale, it is clear that some of our improved same-store performance is being generated by increased efficiencies and expertise transferred across a larger group of properties.”

FFO Per Share:

Diluted FFO for the three months ended March 31, 2006, was $0.20 per share. The following table sets forth the calculation of FFO per share (dollars are in thousands, except for per share data):

	Three months ended March 31,
	2006	2005
Net income (loss)	$738	$(640)

Plus:
Real estate depreciation	6,473	3,764
Amortization of intangibles	2,553	1,927
Joint venture real estate depreciation	1,200	101
Gain allocated to operating partnership minority interest	54	—
Less:
Loss allocated to operating partnership minority interest	—	(56)

Funds from operations	$11,018	$5,096

Diluted funds from operations per share	$0.20	$0.15

Weighted average number of shares - diluted
Common stock	51,883,643	31,169,950
OP units	3,825,787	3,825,787
Total	55,709,430	34,995,737

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income (loss) and cash flows, for an understanding of the Company’s operating results. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income (loss) computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand its performance, FFO should be considered along with the reported net income (loss) and cash flows in accordance with GAAP, as presented in the consolidated financial statements.

The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (loss) as an indication of the Company’s performance, as an alternative to net cash flow from operating activates as a measure of its liquidity, or as an indicator of the Company’s ability to make cash distributions.

Property Acquisitions:

For the three months ended March 31, 2006, the Company acquired seven properties located in Florida, Georgia, Pennsylvania and Washington for approximately $40.2 million in cash. Subsequent to March 31, 2006, the Company acquired six properties located in California, Kansas, Tennessee and Texas for approximately $40.5 million. The thirteen properties acquired in 2006 are wholly-owned by the Company.

Operational Initiatives:

The business processes of the Company and Storage USA have now been merged into a single operational and management platform including all technology, accounting and operational systems. During the three months ended March 31, 2006, the transition of the Company’s and Storage USA’s call center operations to a single, third-party provider was completed. Mr. Woolley added:  “The integration of Storage USA has been a major undertaking for Extra Space Storage, and we are pleased with what has been accomplished in a short amount of time. Our challenge remains to make the most of this opportunity. One task in process is the re-imaging and re-signing of the Storage USA properties to the Extra Space Storage brand and the improvement of the physical condition of these properties. Our plan is to execute these tasks throughout the year. We will continue to capitalize on the many other benefits of scale available to us by combining our expanded and consolidated property platform with best practice operational and revenue management processes delivered by our strengthened employee base.”

Quarterly Dividend Declared and Paid:

On February 22, 2006, the Company announced its first quarter common stock dividend of $0.2275 per share. The dividend was paid on March 31, 2006, to stockholders of record as of March 15, 2006. The dividend payment was calculated based on an annual dividend of $0.91 per share.

Financial Flexibility:

As of March 31, 2006, the ratio of total fixed rate debt to total debt was approximately 87.0%. The weighted average interest rate was 5.3% for fixed rate loans and 6.2% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 5.4%. The Company had $75.4 million of capacity on its line of credit, $25.0 million of which was drawn as of March 31, 2006.

Outlook:

Same-store and legacy store portfolio:  For the three months ended March 31, 2006, the Company experienced strong year-on-year revenue and NOI growth and a consistent level of occupancy at its same-store stabilized and larger legacy store portfolio of non same-store stabilized properties. Florida and Georgia were the top performing markets while New Jersey and New York performed below the portfolio average. The Company believes that favorable conditions continue in the majority of its markets, and expects revenues from the same-store property portfolio in 2006 will be higher than revenues achieved in 2005.

The newly acquired properties from Storage USA:  The 61 properties acquired from Storage USA on a wholly-owned basis, of which 57 are considered stabilized, again experienced growth in revenues and NOI for the three months ended March 31, 2006, compared with the three months ended March 31, 2005. Baltimore/Washington, D.C., Chicago, Phoenix and South Florida were the top performing markets while New Jersey and New York performed below the portfolio average. The Company expects revenues in 2006 will continue to be higher than revenues achieved in 2005.

The 337 properties acquired from Storage USA on a joint-venture basis, for which the Company has a minority equity interest and collects management fees, experienced growth in revenues for the three months ended March 31, 2006. As with the previous groups of properties, Chicago, Phoenix and South Florida were some of the better performing markets. The Company expects revenues in 2006 will continue to be higher than revenues achieved in 2005.

Lease-up property portfolio:  The Company’s wholly-owned 24 lease-up properties, including the 14 CCS/CCU properties, are expected to attain continued growth in revenues and occupancy with a number of these properties achieving full stabilization in 2006.

Earnings Outlook:  For the calendar year 2006 the Company estimates diluted FFO to be between $0.97 and $1.01 per share. For the three months ending June 30, 2006, the Company estimates diluted FFO to be between $0.23 and $0.25 per share. The 2006 FFO outlook includes the thirteen acquisitions that have occurred during and subsequent to the three months ended March 31, 2006. No other acquisitions have been included in the Company’s FFO estimates.

The Company’s full year estimate is based on the following assumptions:

•                  Stabilized property revenue growth of 4%-6% for the full year

•                  Net operating income growth of 4%-6% for the full year

•                  Increases in LIBOR of 25 basis points per quarter

•                  General and administrative expenses (net of development and acquisition fees) of $36 million for the full year. This amount includes non-cash compensation expense of approximately $1.5 million.

Mr. Woolley concluded: “We are positioned to continue to perform at a high level in 2006, given the generally positive economic conditions in the majority of our markets, our industry-leading portfolio of properties, our innovative revenue management, operational and technological processes, and the hard work and creativity of the people of Extra Space Storage.”

The following table sets forth additional information regarding the square foot occupancy of stabilized properties organized by state as of March 31, 2006 and March 31, 2005.

Stabilized Property Data Based on Location

		Company	Pro forma	Company	Pro forma	Company	Pro forma
Location	Number of Properties	Number of Units as of March 31, 2006 (1)	Number of Units as of March 31, 2005	Net Rentable Square Feet as of March 31, 2006 (2)	Net Rentable Square Feet as of March 31, 2005	Square foot Occupancy % March 31, 2006	Square foot Occupancy % March 31, 2005
Wholly-Owned Properties
Arizona	2	1,325	1,316	176,220	174,625	96.3%	93.2%
California	29	19,262	19,328	2,080,464	2,084,058	87.1%	86.2%
Colorado	5	2,402	2,412	293,541	302,656	85.4%	80.3%
Florida	24	16,239	16,212	1,754,589	1,743,608	91.3%	91.0%
Georgia	8	4,506	4,530	586,565	588,557	85.7%	85.6%
Illinois	3	2,147	2,144	196,937	188,034	78.8%	78.8%
Kentucky	3	1,577	1,584	194,290	194,215	87.1%	76.7%
Louisiana	2	1,410	1,411	147,490	147,900	98.0%	83.2%
Maryland	5	4,530	4,542	489,502	488,659	80.4%	74.5%
Massachusetts	22	12,005	12,028	1,310,140	1,305,090	80.7%	78.8%
Michigan	2	1,042	1,048	134,912	134,672	75.7%	71.5%
Missouri	3	1,340	1,334	167,907	167,412	78.0%	79.5%
Nevada	1	462	463	56,500	57,100	88.0%	91.0%
New Hampshire	2	1,015	1,015	125,609	117,268	78.4%	78.2%
New Jersey	18	14,662	14,690	1,447,163	1,441,243	83.5%	84.1%
New York	4	4,446	4,445	259,924	262,004	76.7%	81.5%
Ohio	4	2,059	2,073	275,425	276,522	81.2%	77.4%
Oregon	1	764	767	103,690	105,810	85.2%	71.2%
Pennsylvania	8	6,126	5,916	636,394	609,985	77.3%	77.5%
Rhode Island	1	727	713	75,816	75,811	86.7%	78.1%
South Carolina	4	2,068	2,088	245,584	246,969	89.2%	89.4%
Tennessee	4	2,712	2,686	358,819	357,294	91.0%	80.7%
Texas	11	6,449	6,444	723,850	723,144	82.2%	80.5%
Utah	3	1,528	1,521	210,675	209,690	88.3%	81.9%
Virginia	2	1,220	1,229	125,507	126,069	86.4%	84.8%
Washington	3	2,022	2,014	242,595	241,945	86.0%	90.5%

Total Wholly Owned Stabilized	174	114,045	113,953	12,420,108	12,370,340	85.0%	83.4%

Properties held in Joint-Ventures
Alabama	4	2,321	2,315	281,213	281,445	83.0%	82.4%
Arizona	12	7,441	7,386	806,433	806,816	93.4%	86.4%
California	72	51,897	51,987	5,315,055	5,336,005	87.2%	84.6%
Colorado	3	1,906	1,920	215,713	216,202	79.5%	77.8%
Connecticut	9	6,531	6,537	754,329	758,294	73.5%	73.2%
Delaware	1	589	585	71,655	71,655	81.2%	80.6%
Florida	24	20,352	20,541	2,075,155	2,066,257	87.1%	83.2%
Georgia	3	1,917	1,919	251,738	251,772	77.6%	78.1%
Illinois	5	3,321	3,333	361,987	358,297	71.6%	67.8%
Indiana	9	3,733	3,733	469,528	470,029	83.3%	82.0%
Kansas	4	1,713	1,718	214,285	216,500	80.2%	73.1%
Kentucky	4	2,266	2,250	268,009	268,365	79.1%	76.0%
Maryland	14	10,934	10,913	1,077,001	1,075,676	82.2%	79.5%
Massachusetts	17	9,250	9,320	1,049,338	1,049,159	77.0%	75.8%
Michigan	10	5,960	5,976	784,677	785,353	74.9%	76.7%
Missouri	5	2,778	2,757	326,740	324,230	79.6%	78.4%
Nevada	7	4,626	4,626	622,464	623,834	88.1%	92.8%
New Hampshire	3	1,330	1,331	138,804	137,949	83.7%	86.5%
New Jersey	19	14,091	14,083	1,402,335	1,482,871	84.6%	84.3%
New Mexico	9	4,730	4,469	529,344	519,779	84.3%	87.8%
New York	20	22,921	22,957	1,669,339	1,688,745	80.8%	76.2%
Ohio	12	5,578	5,569	825,187	825,191	75.9%	79.0%
Oregon	2	1,280	1,265	136,450	136,080	87.5%	84.8%
Pennsylvania	9	5,892	5,880	658,485	653,299	80.4%	81.3%
Rhode Island	1	611	611	74,005	74,005	58.8%	71.1%
Tennessee	24	12,610	12,597	1,636,176	1,638,280	84.0%	79.6%
Texas	26	17,726	17,605	2,064,319	2,064,668	77.8%	77.3%
Utah	1	520	510	59,400	59,400	79.3%	80.7%
Virginia	15	10,359	10,349	1,106,241	1,105,596	81.2%	80.3%
Washington	1	551	551	62,730	62,730	92.3%	86.0%
Washington, D.C.	1	1,536	1,534	101,990	105,592	79.2%	83.0%

Total Stabilized Joint-Ventures	346	237,270	237,127	25,410,125	25,514,074	82.7%	80.9%

Total Stabilized	520	351,315	351,080	37,830,233	37,884,414	83.2%	81.4%

(1) Represents unit count as of March 31, 2006 which may differ from March 31, 2005 unit count due to unit conversions or expansions.

(2) Represents net rentable square feet as of March 31, 2006 which may differ from March 31, 2005 net rentable square feet due to unit conversions or expansions.

The following table sets forth additional information regarding the occupancy of the Company’s lease-up properties organized by state as of March 31, 2006 and March 31, 2005.

Lease-up Property Data Based on Location

		Company	Pro forma	Company	Pro forma	Company	Pro forma
Location	Number of Properties	Number of Units as of March 31, 2006 (1)	Number of Units as of March 31, 2005	Net Rentable Square Feet as of March 31, 2006 (2)	Net Rentable Square Feet as of March 31, 2005	Square foot occupancy % March 31, 2006	Square foot occupancy % March 31, 2005
Wholly-Owned Properties
California	2	1,117	1,149	132,230	133,425	73.9%	61.0%
Connecticut	2	1,364	1,366	123,000	123,715	63.0%	59.4%
Florida	2	1,013	1,027	127,640	126,050	75.1%	65.5%
Illinois	2	1,134	1,139	144,470	144,665	69.8%	57.9%
Massachusetts	5	3,324	3,347	320,460	323,375	65.1%	50.5%
Nevada	1	779	—	75,135	—	77.6%	0.0%
New Jersey	4	3,238	3,356	279,700	283,263	81.9%	71.1%
New York	3	2,523	2,522	196,445	198,120	82.2%	75.7%
Pennsylvania	1	425	425	47,680	47,680	55.1%	35.1%
Virginia	1	727	729	75,700	75,525	75.5%	53.4%
Washington	1	529	—	61,250	—	52.4%	0.0%

Total Wholly Owned Lease-up	24	16,173	15,060	1,583,710	1,455,818	72.3%	61.3%

Properties held in Joint-Ventures
Illinois	1	689	683	74,345	72,195	57.8%	57.2%
Maryland	1	961	—	73,709	—	3.0%	0.0%
New Jersey	2	1,595	1,583	172,180	169,645	72.5%	66.4%
New York	2	1,278	1,276	124,575	124,500	72.3%	66.8%
Pennsylvania	2	1,694	1,700	150,148	149,963	68.3%	44.8%
Virginia	1	878	882	85,025	85,025	49.3%	22.0%

Total Lease-up Joint Ventures	9	7,095	6,124	679,982	601,328	59.5%	53.7%

Total Lease-up Properties	33	23,268	21,184	2,263,692	2,057,146	68.5%	59.1%

(1) Represents unit count as of March 31, 2006 which may differ from March 31, 2005 unit count due to unit conversions or expansions.

(2) Represents net rentable square feet as of March 31, 2006 which may differ from March 31, 2005 net rentable square feet due to unit conversions or expansions.

Forward Looking Statements

When used in this discussion and elsewhere in this press release, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and in Section 21F of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include, but are not limited to, changes in general economic conditions and in the markets in which the Company operates:

•                  the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy to decline;

•                  the Company’s ability to effectively compete in the industry in which it does business;

•                  difficulties in the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations and to fill up those properties, which could adversely affect the Company’s profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company’s costs and reduce the Company’s cash available for distribution;

•                  difficulties in raising capital at reasonable rates, which could impede the Company’s ability to grow; and

•                  delays in development and construction processes, which could adversely affect the Company’s profitability; and economic uncertainty due to the impact of war or terrorism which could adversely affect its business plan.

The Company disclaims any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

Conference Call

Extra Space Storage Inc. will host a conference call at 12:30 p.m. Mountain Time (2:30 p.m. Eastern Time) on Thursday, May 4, 2006, to discuss its first quarter 2006 results.

The conference call will be broadcast live over the internet and can be accessed by all interested parties through Extra Space Storage’s website at www.extraspace.com (then click on “Investor Info” tab.) To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A digital replay will be available on Thursday, May 4, 2006, at 4:30 p.m. Eastern Time through Thursday, May 18, 2006, at midnight Eastern Time. Dial 888-286-8010 and enter the conference ID number 77635307. International callers should dial 617-801-6888 and enter the same conference ID number.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns or operates 635 self-storage properties in 34 states and Washington, D.C. The Company’s properties comprise more than 425,000 units and 47 million square feet rented by over 340,000 tenants. The Company is the second largest operator of self storage in the United States. Additional Extra Space Storage information is available at www.extraspace.com.

###

For Information:

James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

- Financial Tables Follow -

Extra Space Storage Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	March 31, 2006	December 31, 2005
	(unaudited)
Assets:
Real estate assets, net	$1,251,315	$1,212,678
Investments in real estate ventures	89,652	90,898
Cash and cash equivalents	11,061	28,653
Restricted cash	16,758	18,373
Receivables from related parties and affiliated real estate joint ventures	16,590	23,683
Notes receivable	11,996	12,109
Other assets, net	30,896	33,798
Total assets	$1,428,268	$1,420,192

Liabilities, Minority Interests, and Stockholders’ Equity:
Notes payable	$748,204	$747,193
Notes payable to trusts	119,590	119,590
Line of credit	25,000	—
Accounts payable and accrued expenses	7,326	13,261
Other liabilities	23,588	23,785
Total liabilities	923,708	903,829

Minority interest in Operating Partnership	35,194	36,010
Other minority interests	225	225

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 51,775,816 and 51,765,795 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	518	518
Paid-in capital	623,801	626,123
Deferred stock compensation	—	(2,374)
Accumulated deficit	(155,178)	(144,139)
Total stockholders’ equity	469,141	480,128
Total liabilities, minority interests, and stockholders’ equity	$1,428,268	$1,420,192

Extra Space Storage Inc.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Three months ended March 31,
	2006	2005

Revenues:
Property rental	$39,175	$22,222
Management and franchise fees	5,159	368
Tenant insurance	921	—
Acquisition and development fees	50	267
Other income	65	51
Total revenues	45,370	22,908

Expenses:
Property operations	14,742	8,878
Tenant insurance	633	—
Unrecovered development/acquisition costs and support payments	318	107
General and administrative	9,245	2,977
Depreciation and amortization	9,276	5,730
Total expenses	34,214	17,692

Income before interest, minority interest and equity in earnings of real estate ventures	11,156	5,216

Interest expense	(11,985)	(6,239)
Interest income	482	10
Minority interest - Operating Partnership	(54)	56
Equity in earnings of real estate ventures	1,139	317
Net income (loss)	738	(640)

Net income (loss) per common share
Basic	$0.01	$(0.02)
Diluted	$0.01	$(0.02)

Weighted average number of shares
Basic	$51,593,729	31,169,950
Diluted	55,709,430	31,169,950

Cash dividends paid per common share	$0.23	$0.23

Extra Space Storage Inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands, except per share data)

	Three months ended March 31,
	2006	2005

Cash flows from operating activities:
Net income (loss)	$738	$(640)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,276	5,730
Amortization of deferred stock compensation	186	—
Gain (loss) allocated to minority interests	54	(56)
Non-cash stock compensation for options	200	—
Distributions from real estate ventures in excess of earnings	1,303	69
Accrued interest on notes receivable	(251)	—
Changes in operating assets and liabilities:
Receivables from related parties	7,093	247
Other assets	3,643	(716)
Accounts payable	(5,935)	(1,825)
Other liabilities	(1,277)	447
Net cash provided by operating activities	15,030	3,256

Cash flows from investing activities:
Acquisition of real estate assets	(42,910)	(55,327)
Development and construction of real estate assets	(5,543)	(1,067)
Proceeds from sale of real estate assets	728	—
Investments in real estate ventures	(57)	(8)
Change in restricted cash	1,615	(1,080)
Principal payments received on notes receivable	364	—
Purchase of equipment and fixtures	(241)	(197)
Net cash used in investing activities	(46,044)	(57,679)

Cash flows from financing activities:
Proceeds from notes payable, notes payable to trust and line of credit	30,635	53,257
Principal payments on notes payable and line of credit	(4,049)	(2,765)
Deferred financing costs	(608)	(400)
Distributions to Operating Partnership units held by minority interests	(870)	(621)
Proceeds from exercise of stock options	91	—
Dividends paid on common stock	(11,777)	(7,091)
Net cash provided by financing activities	13,422	42,380
Net decrease in cash and cash equivalents	(17,592)	(12,043)
Cash and cash equivalents, beginning of the period	28,653	24,329
Cash and cash equivalents, end of the period	$11,061	$12,286

Supplemental schedule of cash flow information
Interest paid, net of amounts capitalized	$10,964	$5,103